Exhibit 99.5

CONSENT

I, Christopher E. Kubasik, hereby consent to being named in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Harris Corporation (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of October 12, 2018, among Harris Corporation, L3 Technologies, Inc. and Leopard Merger Sub Inc., as a person who will become a director of L3 Harris Technologies, Inc. and to the filing of this consent as an exhibit to the Registration Statement.

Date: December 14, 2018

/s/ Christopher E. Kubasik
Name: Christopher E. Kubasik